Exhibit 99.2
GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except shares and per share data)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$10,811	$18,112
Receivables, net	212,476	213,570
Inventories	168,156	175,436
Prepaid expenses and other	18,257	22,169

Total current assets	409,700	429,287

Property, plant and equipment	1,055,060	995,710
Less accumulated depreciation and amortization	(339,554)	(327,460)

	715,506	668,250

Goodwill	55,636	50,432
Other assets	33,779	28,208

	$1,214,621	$1,176,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$164,763	$143,586
Accrued expenses	66,275	67,590
Deferred income taxes	11,178	10,959

Total current liabilities	242,216	222,135

Long-term debt	330,526	325,387
Deferred income taxes	118,067	117,149
Uncertain tax positions	4,273	—
Other liabilities	27,828	27,138
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, none issued
Common stock, par value $.01 per share, 50,000,000 shares authorized, 18,391,292 shares issued	184	184
Additional paid-in capital	218,364	218,364
Retained earnings	311,190	303,954
Unearned compensation related to restricted stock	(1,415)	(1,511)
Accumulated other comprehensive loss	(158)	(169)

	528,165	520,822

Less common stock in treasury — at cost, 3,751,980 shares	(36,454)	(36,454)

Total stockholders’ equity	491,711	484,368

	$1,214,621	$1,176,177

See accompanying notes to Condensed Consolidated Financial Statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Net revenues	$1,020,070	$863,025

Cost of products sold (excluding depreciation and amortization)	908,711	810,552
Operating expenses	68,962	52,688
Depreciation and amortization	12,857	9,567
Selling, general and administrative expenses	12,682	10,006
Net loss/(gain) on disposal/write-down of assets	15	(640)
Gain from insurance settlement due to fire	—	(2,853)

Operating income/(loss)	16,843	(16,295)
Interest expense	(5,701)	(4,682)
Amortization of financing costs	(399)	(399)
Investment and other income	361	1,602

Earnings/(loss) before income taxes	11,104	(19,774)
Provision/(benefit) for income taxes	3,868	(7,424)

Net earnings/(loss)	$7,236	$(12,350)

Net earnings/(loss) per common share:
Basic	$0.50	$(0.85)

Assuming dilution	$0.49	$(0.85)

See accompanying notes to Condensed Consolidated Financial Statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Net earnings/(loss)	$7,236	$(12,350)

Retiree Medical Plan:
Reclassification adjustment for loss included in net earnings, net of tax	11	—

Other comprehensive income, net of tax	11	—

Total comprehensive income/(loss)	$7,247	$(12,350)

See accompanying notes to Condensed Consolidated Financial Statements.

GIANT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net earnings/(loss)	$7,236	$(12,350)
Adjustments to reconcile net earnings/(loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization	12,857	9,567
Amortization of financing costs	399	399
Compensation expense related to restricted stock awards	96	102
Deferred income taxes	(180)	(4,163)
Deferred crude oil purchase discounts	277	165
Payments to deferred compensation plan	(1,510)	(1,358)
Net loss/(gain) on the disposal of assets	15	(640)
Gain from insurance settlement due to fire incident	—	(2,853)
Changes in operating assets and liabilities:
Decrease/(increase) in receivables	7,129	(27,284)
Decrease/(increase) in inventories	10,280	(239)
Decrease/(increase) in prepaid expenses	4,690	(1,035)
(Increase) in other assets	(1,924)	(3,194)
Increase in accounts payable	11,820	23,177
Increase/(decrease) in accrued expenses	6,591	(13,830)
Increase in other liabilities	4,821	2,038

Net cash provided by/(used in) operating activities	62,597	(31,498)

Cash flows from investing activities:
Purchase of property, plant and equipment	(62,903)	(59,697)
Acquisition activity	(12,335)	—
Proceeds from insurance settlement for property damage due to fire incident	—	9,850
Proceeds from sale of property, plant and equipment and other assets	340	1,539

Net cash used in investing activities	(74,898)	(48,308)

Cash flows from financing activities:
Proceeds from line of credit	75,000	—
Payments on line of credit	(70,000)	—
Proceeds from exercise of stock options	—	9

Net cash provided by financing activities	5,000	9

Net decrease in cash and cash equivalents	(7,301)	(79,797)
Cash and cash equivalents:
Beginning of period	18,112	164,280

End of period	$10,811	$84,483

     See accompanying notes to Condensed Consolidated Financial Statements.

Significant Noncash Investing and Financing Activities.
     In the first quarter of 2007, we capitalized approximately $2,082,000 of interest as part of construction in progress. At March 31, 2007, approximately $7,819,000 of purchases of property, plant and equipment had not been paid and, accordingly, were accrued in accounts payable and accrued liabilities.
     In the first quarter of 2006, we contributed 25,115 newly issued shares of our common stock, valued at $1,465,000, to our 401(k) plan as a discretionary contribution for the year 2005. We also capitalized approximately $2,046,000 of interest as part of construction in progress. At March 31, 2006, approximately $20,657,000 of purchases of property, plant and equipment had not been paid and, accordingly, were accrued in accounts payable and accrued liabilities.
See accompanying notes to Condensed Consolidated Financial Statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — ORGANIZATION, BASIS OF PRESENTATION AND CURRENT PRONOUNCEMENTS:
Organization
     Giant Industries, Inc., through our subsidiary Giant Industries Arizona, Inc. and its subsidiaries, refines and sells petroleum products. Our operations are located:
–	on the East Coast — primarily in Virginia, Maryland, and North Carolina; and

–	in the Southwest — primarily in New Mexico, Arizona, and Colorado, with a concentration in the Four Corners area where these states meet.
     In addition, our wholesale group distributes commercial wholesale petroleum products primarily in Arizona, New Mexico and Southern California.
     We have three business segments:
–	our refining group;

–	our retail group; and

–	our wholesale group.
     See Note 8 for a further discussion of our business segments.
     On August 26, 2006, we entered into an Agreement and Plan of Merger (the “Plan of Merger”) with Western Refining, Inc. (“Western”) and New Acquisition Corporation (“Merger Sub”). On November 12, 2006, we entered into an Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”) with Western and Merger Sub. The Plan of Merger and Amendment are collectively referred to as the “Agreement”. If the transaction closes, Western will acquire all of our outstanding shares of common stock for $77.00 per share, and we will be merged with Merger Sub and became a wholly-owned subsidiary of Western. The closing of the transaction is subject to various conditions, including the removal of a temporary restraining order obtained by the Federal Trade Commission (the “FTC”) on April 13, 2007, which prohibits the parties from closing the transaction while the FTC seeks to obtain a preliminary injunction. A hearing on the FTC’s request for a preliminary injunction began on May 7, 2007. Our stockholders approved the transaction on February 27, 2007.
Basis of Presentation
     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, hereafter referred to as generally accepted accounting principles (“GAAP”), for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included. These adjustments and reclassifications are of a normal recurring nature.
     Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007. The accompanying financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006.
Current Pronouncements
     In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS 109” (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on our financial statements.
     In September 2006, FASB issued the adoption of Statement of Financial Accounting Standards 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a frame work for measuring fair value in GAAP, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. This statement is applied in conjunction with other accounting pronouncements that require or permit fair value measurements and, accordingly, this statement does not require any new fair value measurements. Therefore, we do not expect the adoption of SFAS 157 to have a material impact on our financial statements.
     In February 2007, FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Liabilities (including an amendment of SFAS 115) (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We do not expect the adoption of SFAS 159 to have a material impact on our financial statements.

NOTE 2 — INVENTORIES:
     Our inventories consist of the following:

	March 31,	December 31,
	2007	2006
	(In thousands)
First-in, first-out (“FIFO”) method:
Crude oil	$71,679	$81,998
Refined products	136,634	131,364
Refinery and shop supplies	16,083	16,296
Merchandise	13,073	10,190
Retail method:
Merchandise	10,639	10,676

Subtotal	248,108	250,524
Adjustment for last-in, first-out (“LIFO”) method	(79,952)	(75,088)

Total	$168,156	$175,436

     The portion of inventories valued on a LIFO basis totaled $106,264,000 and $117,933,000 at March 31, 2007 and December 31, 2006, respectively. The information in the following paragraph will facilitate comparison with the operating results of companies using the FIFO method of inventory valuation.
     If inventories had been determined using the FIFO method at March 31, 2007 and 2006, net earnings and diluted earnings per share would have been higher as follows:

	Three Months Ended
	March 31,
	2007	2006
	(In thousands, except per share data)
Net earnings	$3,170	$10,396
Diluted earnings per share	$0.22	$0.71
     For interim reporting purposes, inventory increments expected to be liquidated by year-end are valued at the most recent acquisition costs, and inventory liquidations that are expected to be reinstated by year-end are ignored for LIFO inventory valuation calculations. The LIFO effects of inventory increments not expected to be liquidated by year-end, and the LIFO effects of inventory liquidations not expected to be reinstated by year-end, are recorded in the period such increments and liquidations occur.

NOTE 3 — GOODWILL AND OTHER INTANGIBLE ASSETS:
     At March 31, 2007 and December 31, 2006, we had goodwill of $55,636,000 and $50,432,000, respectively.
     The changes in the carrying amount of goodwill for the three months ended March 31, 2007 are as follows:

	Refining Group		Retail Group	Wholesale Group	Total
		Four
	Yorktown	Corners
	(In thousands)
Balance as of January 1, 2007	$21,028	$125	$4,337	$24,942	$50,432
Goodwill associated with purchase of Empire Oil Co.	—	—	—	5,204	5,204

Balance as of March 31, 2007	$21,028	$125	$4,337	$30,146	$55,636

*	See Note 10, “Acquisitions”, for additional information regarding the Empire Oil Co.(“Empire”) purchase.
     A summary of the intangible assets that are included in “Other Assets” in the Condensed Consolidated Balance Sheets at March 31, 2007 and December 31, 2006 is presented below:

	March 31, 2007			December 31, 2006
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Value	Amortization	Value	Value	Amortization	Value
	(In thousands)
Amortized intangible assets:
Rights-of-way	$3,748	$2,976	$772	$3,748	$2,933	$815
Contracts	10	—	10	1,376	1,346	30
Customer lists and non-compete agreements	3,364	168	3,196	—	—	—
Licenses and permits *	1,010	566	444	1,096	625	471

	8,132	3,710	4,422	6,220	4,904	1,316

Unamortized intangible assets:
Liquor licenses	9,614	—	9,614	9,614	—	9,614

Total intangible assets	$17,746	$3,710	$14,036	$15,834	$4,904	$10,930

     Intangible asset amortization expense for the three months ended March 31, 2007 and March 31, 2006 was approximately $258,800 and $102,000, respectively. Estimated amortization expense for the rest of this fiscal year and the next five fiscal years is as follows:

2007 Remainder	$674,000
2008	$915,000
2009	$874,000
2010	$758,000
2011	$715,000
2012	$42,000
NOTE 4 — ASSET RETIREMENT OBLIGATIONS:
     SFAS No. 143, “Accounting for Asset Retirement Obligations”, addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation (“ARO”) be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement cost (“ARC”) is capitalized as part of the carrying amount of the long-lived asset. Our legally restricted assets that are set aside for purposes of settling ARO liabilities are approximately $377,000 as of March 31, 2007 and are included in “Other Assets” on our Condensed Consolidated Balance Sheets. These assets are set aside to fund costs associated with the closure of certain solid waste management facilities.
     In March 2005, FASB issued Interpretation 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). This interpretation clarifies the term conditional ARO as used in SFAS No. 143. Conditional ARO refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability for the fair value of a conditional ARO if the fair value of the liability can be reasonably estimated. Clarity is also provided regarding when an entity would have sufficient information to reasonably estimate the fair value of an ARO. We applied FIN 47 as of December 31, 2005.
     We identified the following ARO’s:
     1. Landfills — pursuant to Virginia law, the two solid waste management facilities at our Yorktown refinery must satisfy closure and post-closure care and financial responsibility requirements.
     2. Crude Pipelines — our right-of-way agreements generally require that pipeline properties be returned to their original condition when the agreements are no longer in effect. This means that the pipeline surface facilities must be dismantled and removed and certain site reclamation performed. We do not believe these right-of-way agreements will require us to remove the underground pipe upon taking the pipeline permanently out of service. Regulatory requirements, however, may mandate that such out-of-service underground pipe be purged.
     3. Storage Tanks — we have a legal obligation under applicable law to remove or close in place certain underground and aboveground storage tanks, both on owned property and leased property, once they are taken out of service. Under some lease arrangements, we also have committed to restore the leased property to its original condition.
     We identified the following conditional ARO:
     1. Refinery Piping and Heaters — we have a legal obligation to properly remove or dispose of materials that contain asbestos which surround certain refinery piping and heaters.
     The following table reconciles the beginning and ending aggregate carrying amount of our ARO’s for the three months ended March 31, 2007 and the year ended December 31, 2006.

	March 31,	December 31,
	2007	2006
	(In thousands)
Liability beginning of year	$2,720	$2,625
Liabilities incurred	27	200
Liabilities settled	—	(133)
Accretion expense	58	28

Liability end of period	$2,805	$2,720

     Our ARO’s are recorded in “Other Liabilities” on our Condensed Consolidated Balance Sheets.
NOTE 5 — LONG-TERM DEBT:
     Our long-term debt consists of the following:

	March 31,	December 31,
	2007	2006
	(In thousands)
11% senior subordinated notes, due 2012, net of unamortized discount of $2,466 and $2,554, interest payable semi-annually	$127,535	$127,447
8% senior subordinated notes, due 2014, net of unamortized discount of $2,009 and $2,060, interest payable semi-annually	147,991	147,940
Senior secured revolving credit facility, due 2010, floating interest rate, principal and interest payable monthly	55,000	50,000

Total	$330,526	$325,387

     Repayment of both the 11% and 8% senior subordinated notes (collectively, the “notes”) is jointly and severally guaranteed on an unconditional basis by our subsidiaries, subject to a limitation designed to ensure that such guarantees do not constitute a fraudulent conveyance. Except as otherwise specified in the indentures pursuant to which the notes were issued, there are no restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to us in certain circumstances.
     The indentures governing the notes contain restrictive covenants that, among other things, restrict our ability to:
-	create liens;

-	incur or guarantee debt;

-	pay dividends;

-	repurchase shares of our common stock;

-	sell certain assets or subsidiary stock;

-	engage in certain mergers;

-	engage in certain transactions with affiliates; or

-	alter our current line of business.
     In addition, subject to certain conditions, we are obligated to offer to repurchase a portion of the notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, we would be required to offer to repurchase all of the notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase. As discussed in Note 1, “Organization, Basis of Presentation, and Current Pronouncements”, we have entered into a merger Agreement with Western. We believe that the closing of the transaction contemplated by the Agreement will constitute a change in control under the indentures. In addition, pursuant to the Agreement, Western may require us to tender for the notes. Western has, however, informed us that they do not intend to request that we commence a cash tender offer for these notes, but that they intend to call the notes for redemption pursuant to their terms, including the payment of applicable premiums, promptly after the effective time of the merger. The amount to be paid if the notes are called will exceed the amount required to be offered in connection with the change of control offer to repurchase.
     At March 31, 2007, retained earnings available for dividends under the most restrictive terms of the indentures were approximately $123,449,000. We are, however, prohibited by the terms of the Agreement with Western from paying dividends without the consent of Western.
     Separate financial statements of our subsidiaries are not included herein because the aggregate assets, liabilities, earnings, and equity of the subsidiaries are substantially equivalent to our assets, liabilities, earnings, and equity on a consolidated basis; the subsidiaries are jointly and severally liable for the repayment of the notes; and the separate financial statements and other disclosures concerning the subsidiaries are not deemed by us to be material to investors.
     We also have a senior secured revolving facility (the “Credit Facility”) with a group of banks. The term of the Credit Facility expires in June 2010. The Credit Facility is primarily a working capital and letter of credit facility. The availability of funds under this facility is the lesser of (i) $175,000,000, or (ii) the amount determined under a borrowing base calculation tied to eligible accounts receivable and inventories. We also have options to increase the size of the facility to up to $250,000,000.
     The interest rate applicable to the Credit Facility is based on various short-term indices. At March 31, 2007, this rate was approximately 6.95% per annum. We are required to pay a quarterly commitment fee of .25% per annum of the unused amount of the facility.
     At March 31, 2007, there were $55,000,000 in direct borrowings outstanding under the Credit Facility. At March 31, 2007, there also were $4,679,000 of irrevocable letters of credit outstanding, primarily to crude oil suppliers, insurance companies, and regulatory agencies. At December 31, 2006, there were $50,000,000 in direct borrowings and $27,832,000 of irrevocable letters of credit outstanding, primarily to crude oil suppliers, insurance companies, and regulatory agencies.
     The obligations under the Credit Facility are guaranteed by each of our principal subsidiaries and secured by a security interest in our personal property, including:
-	accounts receivable;

-	inventory;

-	contracts;

-	chattel paper;

-	trademarks;

-	copyrights;

-	patents;

-	license rights;

-	deposits; and

-	investment accounts and general intangibles.
     The Credit Facility contains negative covenants limiting, among other things, our ability to:
-	incur additional indebtedness;

-	create liens;

-	dispose of assets;

-	consolidate or merge;

-	make loans and investments;

-	enter into transactions with affiliates;

-	use loan proceeds for certain purposes;

-	guarantee obligations and incur contingent obligations;

-	enter into agreements restricting the ability of subsidiaries to pay dividends to us;

-	make distributions or stock repurchases;

-	make significant changes in accounting practices or change our fiscal year; and

-	prepay or modify subordinated indebtedness.
     The Credit Facility also requires us to meet certain financial covenants, including maintaining a minimum consolidated net worth, a minimum consolidated interest coverage ratio, and a maximum consolidated funded indebtedness to total capitalization percentage, each as defined in the Credit Facility.
     Our failure to satisfy any of the covenants in the Credit Facility is an event of default under the Credit Facility. The Credit Facility also includes other customary events of default, including, among other things, a cross-default to our other material indebtedness and certain changes of control. We do not anticipate that any of the terms of the Credit Facility will prevent us from completing the transaction with Western.
NOTE 6 — PENSION AND POST-RETIREMENT BENEFITS:
     The components of the net periodic benefit cost are as follows:

	Yorktown
	Cash Balance Plan
	Three Months Ended
	March 31,
	2007	2006
Service cost	$391,000	$376,000
Interest cost	207,000	173,000
Expected return on plan assets	(192,000)	(114,000)

Net periodic benefit cost	$406,000	$435,000

	Yorktown
	Retiree Medical Plan
	Three Months Ended
	March 31,
	2007	2006
Service cost	$80,000	$79,000
Interest cost	84,000	75,000
Amortization of net loss	17,000	25,000

Net periodic benefit cost	$181,000	$179,000

     In September 2006, FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”. We adopted the provisions of SFAS 158 in 2006. In the first quarter of 2007, we reclassed approximately $17,000 of net loss amortization ($11,000 net-of- tax) from accumulated other comprehensive income to net periodic benefit cost.
NOTE 7 — EARNINGS PER SHARE:
     The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)
Numerator
Net earnings/(loss)	$7,236	$(12,350)

	Three Months Ended
	March 31,
	2007	2006
Denominator
Basic — weighted average shares outstanding	14,608,832	14,582,228
Effect of dilutive stock options	74,766	—	*
Effect of dilutive restricted stock grants	7,982	—	*

Diluted — weighted average shares outstanding	14,691,580	14,582,228

*	The additional shares would be anti-dilutive due to the net loss.

	Three Months Ended
	March 31,
	2007	2006
Basic earnings/(loss) per share Net earnings/(loss)	$0.50	$(0.85)

	Three Months Ended
	March 31,
	2007	2006
Diluted earnings/(loss) per share Net earnings/(loss)	$0.49	$(0.85)

NOTE 8 — BUSINESS SEGMENTS:
     We are organized into three operating segments based on manufacturing and marketing criteria. These segments are the refining group, the retail group, and the wholesale group. A description of each segment and its principal products follows:
REFINING GROUP
     Our refining group operates our Ciniza and Bloomfield refineries in the Four Corners area of New Mexico and the Yorktown refinery in Virginia. It also operates a crude oil gathering pipeline system in New Mexico, two finished products distribution terminals, and a fleet of crude oil and finished product trucks. Our three refineries make various grades of gasoline, diesel fuel, and other products from crude oil, other feedstocks, and blending components. We also acquire finished products through exchange agreements and from various suppliers. We sell these products through our service stations, independent wholesalers and retailers, commercial accounts, and sales and exchanges with major oil companies. We purchase crude oil, other feedstocks, and blending components from various suppliers.
RETAIL GROUP
     Our retail group operates service stations, which include convenience stores or kiosks. Our service stations sell various grades of gasoline, diesel fuel, general merchandise, including tobacco and alcoholic and nonalcoholic beverages, and food products to the general public. Our refining group or our wholesale group supplies the gasoline and diesel fuel that our retail group sells. We purchase general merchandise and food products from various suppliers. At March 31, 2007, our retail group operated 155 service stations with convenience stores or kiosks.
WHOLESALE GROUP
     Our wholesale group consists of Phoenix Fuel Co., Inc. (“Phoenix Fuel”), Dial Oil Co. (“Dial”), two bulk petroleum distribution plants acquired from Amigo Petroleum Company (“Amigo”) in August 2006, and

Empire, which was acquired on January 1, 2007. See Note 10, “Acquisitions”, for further discussion of the Empire acquisition. Our wholesale group primarily distributes commercial wholesale petroleum products. Our wholesale group includes several lubricant and bulk petroleum distribution plants, unmanned fleet fueling operations, a bulk lubricant terminal facility, and a fleet of finished product and lubricant delivery trucks. In the second quarter of 2006, 12 service stations acquired in the Dial transaction were transferred for reporting purposes from the wholesale group to our retail group. Our wholesale group purchases petroleum fuels and lubricants from suppliers and to a lesser extent from our refining group.
OTHER
     Our operations that are not included in any of the three segments are included in the category “Other”. These operations consist primarily of corporate staff operations.
ACCOUNTING PRINCIPLES
     Operating income for each segment consists of net revenues less cost of products sold, operating expenses, depreciation and amortization, and the segment’s selling, general and administrative expenses. Cost of products sold reflects current costs adjusted, where appropriate, for LIFO and lower of cost or market inventory adjustments.
     The total assets of each segment consist primarily of net property, plant and equipment, inventories, accounts receivable, and other assets directly associated with the segment’s operations. Included in the total assets of the corporate staff operations are a majority of our cash and cash equivalents, various accounts receivable, net property, plant and equipment, and other long-term assets.
     Disclosures regarding our reportable segments with a reconciliation to consolidated totals for the three months ended March 31, 2007 and 2006, are presented below. The tables pertaining to the three months ended March 31, 2007 include the results of Dial, which was acquired on July 12, 2005; Amigo, the assets of which were acquired in August 2006; and Empire, which was acquired on January 1, 2007. The tables pertaining to the three months ended March 31, 2006 include the results of Dial, but do not include the results of Amigo or Empire.
     We have also restated the tables pertaining to the three months ended March 31, 2006 to conform to the current period presentation because the results of 12 service stations that were part of the Dial acquisition are currently reported in the results of operations pertaining to our retail segment, but were previously reported in our wholesale segment. These restatements had no effect on our results of operations.

	As of and for the Three Months Ended March 31, 2007
	Refining	Retail	Wholesale		Reconciling
	Group	Group(1)	Group(2)	Other	Items		Consolidated
			(In thousands)
Customer net revenues:
Finished products:
Four Corners operations	$171,830
Yorktown operations	385,197

Total	$557,027	$98,380	$281,799	$—	$—		$937,206
Merchandise and lubricants	—	39,247	33,695	—	—		72,942
Other	3,079	6,375	397	71	—		9,922

Total	560,106	144,002	315,891	71	—		1,020,070

Inter-segment net revenues:
Finished products	113,002	7,337	34,771	—	(155,110	)(3)	—
Merchandise and lubricants	—	—	44	—	(44	)(3)	—
Other	5,007	—	421	—	(5,428	)(3)	—

Total	118,009	7,337	35,236	—	(160,582)		—

Total net revenues	$678,115	$151,339	$351,127	$71	$(160,582)		$1,020,070

Operating income/(loss):
Four Corners operations	$19,800
Yorktown operations	253

Total operating (loss)/income before corporate allocation	$20,053	$889	$4,573	$(8,657)	$(15)		$16,843
Corporate allocation	(3,830)	(2,630)	(1,119)	7,579	—		—

Operating income/(loss)	$16,223	$(1,741)	$3,454	$(1,078)	$(15)		16,843

Interest expense							(5,701)
Amortization of financing costs							(399)
Investment and other income							361

Earnings before income taxes							$11,104

Depreciation and amortization:
Four Corners operations	$4,291
Yorktown operations	5,150

Total	$9,441	$1,941	$1,091	$384	$—		$12,857

Total assets	$848,052	$135,532	$188,634	$42,403	$—		$1,214,621
Capital expenditures	$59,471	$2,064	$988	$380	$—		$62,903

(1)	Includes the results of 12 convenience stores acquired in the Dial acquisition in July 2005 and 21 operating convenience stores that were acquired from Amigo in August 2006.

(2)	Includes the results of wholesale operations of Dial that were acquired in July 2005, two bulk petroleum distribution plants that were acquired from Amigo in August 2006 and Empire, which was acquired in January 2007.

(3)	These pertain to intersegment revenues that are eliminated.

	As of and for the Three Months Ended March 31, 2006 (Restated)
	Refining	Retail	Wholesale		Reconciling
	Group	Group	Group	Other	Items		Consolidated
	(In thousands)
Customer net revenues:
Finished products:
Four Corners operations	$132,662
Yorktown operations	325,544

Total	$458,206	$94,147	$240,070	$—	$—		$792,423
Merchandise and lubricants	—	35,531	18,345	—	—		53,876
Other	10,931	5,101	623	71	—		16,726

Total	469,137	134,779	259,038	71	—		863,025

Inter-segment net revenues:
Finished products	92,075	—	23,640	—	(115,715	)(1)	—
Merchandise and lubricants	—	—	10	—	(10	)(1)	—
Other	5,172	—	385	—	(5,557	)(1)	—

Total	97,247	—	24,035	—	(121,282)		—

Total net revenues	$566,384	$134,779	$283,073	$71	$(121,282)		$863,025

Operating income/(loss):
Four Corners operations	$11,233
Yorktown operations(2)	(30,805)

Total operating (loss)/income before corporate allocation	$(19,572)	$1,711	$4,175	$(6,102)	$3,493	(3)	$(16,295)
Corporate allocation	(2,448)	(2,031)	(883)	5,362	—		—

Operating income/(loss)	$(22,020)	$(320)	$3,292	$(740)	$3,493		(16,295)

Interest expense							(4,682)
Amortization of financing costs							(399)
Investment and other income							1,602

Earnings before income taxes							$(19,774)

Depreciation and amortization:
Four Corners operations	$3,990
Yorktown operations	2,510

Total	$6,500	$2,075	$763	$229	$—		$9,567

Total assets	$628,028	$100,089	$155,797	$105,867	$—		$989,781
Capital expenditures	$57,574	$814	$1,204	$105	$—		$59,697

(1)	These pertain to intersegment revenues that are eliminated.

(2)	Excludes $2,853 of gain from insurance settlement due to the 2005 fire at the Yorktown refinery.

(3)	Includes $2,853 of gain from insurance settlement due to the 2005 fire at the Yorktown refinery.

NOTE 9 — COMMITMENTS AND CONTINGENCIES:
     We have pending against us various legal actions, claims, assessments and other contingencies arising in the normal course of our business, including those matters described below. Some of these matters involve or may involve significant claims for compensatory, punitive, or other damages. These matters are subject to many uncertainties, and it is possible that some of these matters could be ultimately decided, resolved, or settled adversely. As explained more fully below, we have recorded accruals for losses related to those matters that we consider to be probable and that can be reasonably estimated. We currently believe that any amounts exceeding our recorded accruals should not materially affect our financial condition or liquidity. It is possible, however, that the ultimate resolution of these matters could result in a material adverse effect on our results of operations.
     Federal, state and local laws relating to the environment, health and safety affect nearly all of our operations. As is the case with all companies engaged in similar industries, we face significant exposure from actual or potential claims and lawsuits involving environmental, health, and safety matters. These matters include soil and water contamination, air pollution, and personal injuries or property damage allegedly caused by substances made, handled, used, released, or disposed of by us or by our predecessors. Further, violations of such laws and regulations can lead to substantial fines and penalties.
     Future expenditures related to environmental, health, and safety matters cannot be reasonably quantified in many circumstances for various reasons. These reasons include the uncertain nature of remediation and cleanup cost estimates and methods, imprecise and conflicting data regarding the hazardous nature of various types of substances, the number of other potentially responsible parties involved, defenses that may be available to us, and changing environmental, health, and safety laws, including changing interpretations of these laws.
ENVIRONMENTAL AND LITIGATION ACCRUALS
     We expense or capitalize environmental expenditures depending on the circumstances:
–	expenditures that relate to an existing environmental condition caused by past operations, and which do not result in an asset with an economic life greater than one year, are expensed; and

–	expenditures that relate to an existing environmental condition caused by past operations, and which result in an asset with an economic life greater than one year, are capitalized in the period incurred and depreciated over their useful life.
     Under circumstances in which environmental assessments and/or remedial efforts are anticipated and relate to past events, we accrue for the liability if associated costs are probable and can be reasonably estimated. We record liabilities for litigation matters when it is probable that the outcome of litigation will be adverse and damages can be reasonably estimated.
     We do not accrue for future environmental expenditures associated with:
–	our compliance with clean air, clean water, and similar regulatory programs, including programs relating to the composition of motor fuels, that do not require us to undertake soil removal or similar cleanup activities;

–	our compliance with settlements, consent decrees, and other agreements with governmental authorities that do not require us to undertake soil removal or similar cleanup activities;

–	groundwater monitoring; or

–	capital projects.
     Expenditures for these matters are capitalized or expensed when incurred.
     We do not discount our environmental and litigation liabilities, and record these liabilities without consideration of potential recoveries from third parties, except that we do take into account amounts that others are contractually obligated to pay us. Subsequent adjustments to estimates, which may be significant, may be made as more information becomes available or as circumstances change.
     As of March 31, 2007 and December 31, 2006, we had environmental liability accruals of approximately $3,808,000 and $3,991,000, respectively, which are summarized below, and litigation accruals in the aggregate of approximately $154,000 and $185,000, respectively. Environmental accruals are recorded in the current and long-term sections of our Condensed Consolidated Balance Sheets. Litigation accruals are recorded in the current section of our Consolidated Balance Sheets.
SUMMARY OF ACCRUED ENVIRONMENTAL CONTINGENCIES
(In thousands)

	December 31,	Increase		March 31,
	2006	(Decrease)	Payments	2007
Yorktown Refinery	$2,755	$35	$(294)	$2,496
Farmington Refinery	570	—	—	570
Bloomfield Refinery	229	—	—	229
Bloomfield Tank Farm (Old Terminal)	30	—	(5)	25
Other Projects	407	106	(25)	488

Totals	$3,991	$141	$(324)	$3,808

     Approximately $3,320,000 of our environmental accrual is for the following projects discussed below:
–	$2,496,000 and $229,000, respectively, for environmental obligations assumed in connection with our acquisitions of the Yorktown refinery and the Bloomfield refinery;

–	$570,000 for the remediation of the hydrocarbon plume that appears to extend no more than 1,800 feet south of our inactive Farmington refinery; and

–	$25,000 for remediation of hydrocarbon contamination on and adjacent to the 5.5 acres that we own in Bloomfield, New Mexico.
     The remaining $488,000 of the accrual relates to:
–	closure of certain solid waste management units at the Ciniza refinery;

–	closure of the Ciniza refinery land treatment facility, including post-closure expenses; and

–	amounts for smaller remediation projects.
     A detailed discussion of these environmental accruals is contained in Note 17 “Commitments and Contingencies” in our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”). The most significant of these matters as well as recent developments related to these environmental accruals are discussed below.
YORKTOWN ENVIRONMENTAL LIABILITIES
     We assumed certain liabilities and obligations in connection with our purchase of the Yorktown refinery from BP Corporation North America Inc. and BP Products North America Inc. (collectively “BP”). BP, however, agreed to reimburse us for all losses that are caused by or relate to property damage caused by, or any environmental remediation required due to, a violation of environmental, health, and safety laws during BP’s operation of the refinery, subject to certain limitations.
YORKTOWN 1991 ORDER
     In connection with the Yorktown acquisition, we assumed BP’s obligations under an administrative order issued in 1991 by the Environmental Protection Agency (“EPA”) under the Resource Conservation and Recovery Act(“RCRA”). In August 2006, we agreed to the terms of the final administrative consent order pursuant to which we will implement a cleanup plan for the refinery. As required by the order, we are in the process of finalizing the details of the cleanup plan with EPA.

     Our most current estimate of expenditures associated with the EPA order is between approximately $30,000,000 ($22,500,000 of which we believe is subject to reimbursement by BP) and $40,000,000 ($32,500,000 of which we believe is subject to reimbursement by BP). We anticipate that these expenditures will be incurred over a period of approximately 35 years from August 2006. We believe that between approximately $16,000,000 and $20,000,000 of this amount will be incurred over approximately an initial four-year period, with the remainder spread equally over the remaining years thereafter. These estimates assume that EPA will agree with the design and specifications of our cleanup plan. These estimates also could change as a result of factors such as changes in costs of labor and materials. We currently have $2,496,000 recorded as an environmental liability for this project, which reflects our belief that BP is responsible for reimbursing us for expenditures on this project that exceed this amount and also reflects expenditures previously incurred in connection with this matter. BP’s total liability for reimbursement under the refinery purchase agreement, including liability for environmental claims, is limited to $35,000,000.
     As part of the consent order cleanup plan, a portion of the facility’s underground sewer system will be cleaned, inspected, and repaired as needed. This sewer work is scheduled to begin during the construction of the corrective action management unit and related remediation work and is included in our associated cost estimate. We anticipate that construction of the corrective action management unit and related remediation work, as well as sewer system inspection and repair, will be completed approximately four to five years after EPA approves our clean-up plan and authorizes its implementation.
OTHER MATTERS
     A detailed discussion of other matters affecting us for which we have not recorded accruals also is contained in Note 17 “Commitments and Contingencies”, in our Consolidated Financial Statements included in our 2006 Form 10-K. The most significant of these matters as well as recent developments related to these matters are discussed below.
FOUR CORNERS REFINERIES — SETTLEMENT AGREEMENTS
     In July 2005, we reached an administrative settlement with NMED and EPA in the form of consent agreements that resolved certain alleged violations of air quality regulations at our Ciniza and Bloomfield refineries.
     The estimated compliance costs contained in our 2006 Form 10-K were the best estimates available at the time of the July 2005 settlement. The costs that we actually incur, however, may be substantially higher than the estimates due to, among other things, changes in costs of labor, materials, and chemical additives, and changes in cost efficiencies of technology. In light of these factors, we believe more accurate estimates of compliance costs will not be available until we are closer in time to implementation of the required projects and have further considered all operational options. Our settlement does not require us to undertake soil removal or similar cleanup activities and, accordingly, we have not recorded an environmental liability for this matter and will capitalize or expense expenditures when incurred.
BLOOMFIELD REFINERY — NEW MEXICO ENVIRONMENT DEPARTMENT (‘NMED”) DRAFT ORDER
     On June 21, 2006, we received a draft administrative compliance order from NMED alleging that releases of contaminants and hazardous substances that have occurred at the Bloomfield refinery over the course of its operation have resulted in soil and groundwater contamination. Among other things, the draft order requires that we:
—	investigate and determine the nature and extent of such releases of contaminants and hazardous substances;

—	perform interim remediation measures, or continue interim measures already begun, to mitigate any potential threats to human health or the environment from such releases;

—	identify and evaluate alternatives for corrective measures to clean up any contaminants and hazardous substances released at the refinery and prevent or mitigate their migration at or from the site;

—	implement any corrective measures that may be approved by NMED; and

—	develop and implement work plans and corrective measures over a period of approximately four years.
     The draft order recognizes that prior work we have satisfactorily completed may fulfill some of the foregoing requirements. In that regard, we have already put in place some remediation measures with the approval of NMED or new Mexico Oil Conservation Division (“OCD”).
     We submitted written comments on the draft order during the public comment period and have received NMED’s written response. We anticipate further communications with NMED prior to issuance of the final order, which may occur in the second quarter of 2007. We currently do not know the nature and extent of any cleanup actions that may be required under the final order and, accordingly, have not recorded a liability for this matter.
BLOOMFIELD REFINERY — EPA COMPLIANCE ORDER
     In October, 2005, we received an Administrative Compliance Order from EPA in connection with a compliance evaluation inspection at the Bloomfield refinery in 2000 and a follow-up inspection in early 2001. We send waste water from the refinery’s process units through an oil-water separator, a series of aeration ponds that continue the treatment and processing of oily water, and a series of evaporation ponds, before the water is injected into a permitted deep well. EPA alleged that benzene levels in the aeration ponds exceed permissible RCRA levels. EPA also alleged that we failed to make a RCRA hazardous waste determination in connection with waste water going into the aeration ponds. In May 2006, we reached a settlement with EPA in the form of a consent agreement and paid a civil penalty of $75,000. The settlement requires that we make equipment modifications to reduce benzene levels in the waste water coming from the refinery’s process units. We currently estimate that we will incur capital expenditures of between approximately $3,200,000 and $3,500,000 to comply with the settlement, with the project to be completed by July 2007. Since the settlement does not require us to undertake any cleanup activities, we have not recorded an environmental liability for this matter.
MTBE LITIGATION
     Lawsuits have been filed in numerous states alleging that MTBE, a blendstock used by many refiners in producing specially formulated gasoline, has contaminated water supplies. MTBE contamination primarily results from leaking underground or aboveground storage tanks. The suits allege MTBE contamination of water supplies owned and operated by the plaintiffs, who are generally water providers or governmental entities. The plaintiffs assert that numerous refiners, distributors, or sellers of MTBE and/or gasoline containing MTBE are responsible for the contamination. The plaintiffs also claim that the defendants are jointly and severally liable for compensatory and punitive damages, costs, and interest. Joint and several liability means that each defendant may be liable for all of the damages even though that party was responsible for only a small part of the damages. We are a defendant in approximately 40 of these MTBE lawsuits pending in Virginia, Connecticut, Massachusetts, New Hampshire, New York, New Jersey, Pennsylvania, and New Mexico. Due to our historical operations in New Mexico, including retail sites, we potentially have greater risk in connection with the New Mexico litigation than in the litigation in the Eastern states where we have only operated since 2002 and have no retail operations. We intend to vigorously defend these lawsuits. Because potentially applicable factual and legal issues have not been resolved, we have yet to determine if a liability is probable and we cannot reasonably estimate the amount of any loss associated with these matters. Accordingly, we have not recorded a liability for these lawsuits.
CINIZA REFINERY FIRE INCIDENT (OCTOBER 2006)
     On October 5, 2006, a pump failure in the alkylation unit at our Ciniza refinery resulted in a fire at the refinery. The fire caused damage to the alkylation unit and an associated unit. The alkylation unit produces high octane blending stock for gasoline. Repairs to the affected units cost approximately $5,800,000 and the unit was restarted in mid- December of 2006. We have property insurance coverage with a $1,000,000 deductible that should cover a significant portion of the costs of repairing the unit and we are in the process of finalizing our property insurance claim. We do not anticipate making a claim under our business interruption insurance. As of March 31, 2007, we wrote-off approximately $392,000 of property, plant and equipment to accounts receivable in connection with the fire.

CINIZA REFINERY FIRE INCIDENT (DECEMBER 2006)
     On December 26, 2006, a fire occurred in a process heater in the distillate hydrotreater (“DHT”) unit. The DHT unit is used to manufacture ultra low sulfur diesel fuel. Instrumentation and electrical cabling associated with the DHT unit and other process units also were damaged. All of the process units in the refinery were shutdown for safety reasons. Repairs have been made that have enabled us to restart all of the units at the refinery except for the portion of the DHT unit damaged in the fire. We currently expect that the rest of the DHT unit will be returned to service by the end of May.
     We currently expect that repairs to, and/or replacement of, the units, instrumentation, and cabling damaged by the fire will cost approximately $6,200,000, most of which has already been spent. We do not anticipate receiving any insurance proceeds related to these repairs as the cost of the repairs has not exceeded the associated $10,000,000 deductible of our current property insurance coverage. In addition, we do not anticipate making a claim under our business interruption insurance.
YORKTOWN REFINERY FIRE INCIDENT (2005)
     As previously discussed in our 2006 Form 10-K, a fire occurred at our Yorktown refinery on November 25, 2005. Repairs related to this fire were completed in April 2006. Our property insurance covered a significant portion of the costs of repairing the Yorktown refinery and our business interruption insurance reimbursed us for a portion of the financial impact of the fire.
YORKTOWN REFINERY FIRE INCIDENT (2006)
     On September 30, 2006, a fire occurred at our Yorktown refinery in the processing unit required to produce ultra low sulfur diesel fuel. Repairs to the unit cost approximately $11,000,000 and were completed in February 2007.
     We have property insurance coverage with a $1,000,000 deductible that should cover a significant portion of the costs of repairing the ultra low sulfur diesel unit. We also have business interruption insurance coverage that should cover a significant portion of the financial impact of the fire that occurred after the policy’s 45-day waiting period. We have filed initial claims with our insurance carriers and expect to file additional claims in the second quarter. To date, we have received approximately $1,500,000 of insurance proceeds related to this fire. As of March 31, 2007, we wrote-off approximately $5,000,000 of property, plant and equipment to accounts receivable in connection with the fire.
NEW MEXICO “HOT FUEL” LITIGATION
     In March 2007, a class action lawsuit was filed in New Mexico naming numerous retail suppliers of motor fuel as defendants, including us.

Among other things, the lawsuit alleges that the defendants are conspiring and engaging in deceptive practices by selling motor fuel to consumers without using temperature-correction devices at the pumps. These devices measure the volume of fuel being dispensed by correcting for fluctuations in temperature. Similar class action lawsuits have been filed in several other states. We intend to vigorously defend this lawsuit. Because potentially applicable factual and legal issues have not been resolved, we have yet to determine if a liability is probable and we cannot reasonably estimate the amount of any loss associated with these matters. Accordingly, we have not recorded a liability for this lawsuit.
NOTE 10 — ACQUISITIONS:
     In January 2007, we acquired 100% of the outstanding common stock of Empire for approximately $12,335,000. We funded this acquisition with cash on hand. Empire is a wholesale distributor of gasoline, diesel, and lubricants in Southern California. Empire’s assets include a bulk petroleum distribution plant, cardlock fueling locations, and a fleet of truck transports. The acquisition is accounted for using the purchase method of accounting whereby the total purchase price is preliminarily allocated to tangible and intangible assets acquired based on the fair market values on the date of acquisition. We are in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed. The completion of the purchase price allocation will result in adjustments to the carrying value of the recorded assets and liabilities and the determination of any residual amount that will be allocated to goodwill. The pro forma effect of the acquisition on Giant’s results of operations is immaterial.
NOTE 11 — INCOME TAXES:
     On January 1, 2007, we adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS 109 (“FIN 48”). As a result of the implementation of FIN 48, we recognized no material adjustment in the liability for unrecognized income tax benefits. As of the adoption date, we had $4,005,000 of unrecognized tax benefits, of which $458,000 would affect our tax rate if recognized. Certain amounts have been reclassified in our Condensed Consolidated Balance Sheets in order to comply with the provisions of FIN 48.
     As of the adoption date, we had accrued penalties and interest related to the unrecognized tax benefits of $243,000. We recognize interest and penalties related to uncertain tax positions in interest expense. As of March 31, 2007, we have approximately $269,000 of accrued interest and penalties related to uncertain tax positions.
     The tax years 2003-2006 remain open to examination by the major taxing jurisdictions to which we are subject.